Exhibit 16.1

March 14, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated March 14, 2011 of Silver Butte Company to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com